Exhibit 99.1

Contact:	Tim McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236
Mylène Labrie (Canada) 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE REPORTS 4th QUARTER 2005 RESULTS

CHICAGO, January 25, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $92 million, or $0.36 per diluted share, for the fourth quarter of 2005.  These results include:

•                  Previously announced litigation settlement charges of $36 million pre-tax, or $0.09 per diluted share,

•                  Restructuring charges of $24 million pre-tax, or $0.06 per diluted share, related to facility closures,

•                  A gain of $8 million pre-tax, or $0.02 per diluted share, associated with revisions to certain employee benefit programs,

•                  A $0.01 per diluted share gain to record the impact of a non-cash foreign currency translation adjustment, and

•                  A tax benefit of $10 million, or $0.04 per diluted share, related to:

o                 A $34 million tax provision for the repatriation of foreign earnings under the American Jobs Creation Act, and

o                 A $44 million reduction to deferred taxes due principally to the favorable resolution of the Internal Revenue Service examination for the years 2002 and 2003.

Fourth quarter 2005 results compare to a net loss available to common stockholders of $9 million, or $0.04 per diluted share, for the fourth quarter of 2004. That quarter included: an impairment charge of $0.19 per diluted share, a loss from the early extinguishment of debt of $0.03 per diluted share, a non-cash foreign currency translation loss of $0.03 per diluted share, and a tax benefit related to the resolution of certain tax matters of $0.04 per diluted share.

For the full year 2005, the company reported a net loss available to common stockholders of $339 million, or $1.33 per diluted share, compared to a net loss available to common stockholders of $57 million, or $0.23 per diluted share, in 2004.

Fourth quarter sales were $2,047 million, down five percent from the fourth quarter of 2004.  Sales for the full year were $8.4 billion, compared to $8.3 billion in 2004.

Commenting on operating results, Patrick J. Moore, chairman, president and chief executive officer, said “Market conditions were unfavorable in the first half of 2005 resulting in declining containerboard and corrugated prices.  Our average box prices bottomed out in the fourth quarter reflecting decreases in the published containerboard price index earlier in the year. While we contended with higher energy, transportation and fiber costs throughout 2005, the impact was most pronounced in the fourth quarter following recent spikes in energy prices and the impact of hurricanes in the Southeast. Despite unfavorable operating results, the momentum did change in the quarter as market conditions began to improve.”

The containerboard and corrugated containers segment reported an operating loss of $5 million in the fourth quarter 2005 compared to operating profit of $31 million in the third quarter and $126 million in the prior year period.   Operating profit for fiscal year 2005 was $183 million compared to $314 million in 2004.  Lower containerboard production, declining containerboard and corrugated container prices and inflationary cost pressures drove lower operating results for both the fourth quarter and full year 2005.

The consumer packaging segment’s fourth quarter 2005 operating profit of $20 million improved $3 million from the prior year, while down $5 million sequentially.  Full year 2005 operating profit of $83 million was up $2 million compared to 2004.  Folding carton shipments during the fourth quarter and full year 2005 were essentially flat with the prior year while prices continued to steadily improve.  The business made solid progress with cost reduction efforts despite inflationary cost pressures.

Total debt at year-end 2005 was $4,571 million, up $73 million from the prior year.

Commenting on the company’s outlook, Moore said, “Market conditions have finally begun to improve.    Packaging demand has rebounded, our inventories are at their lowest level in years, and we are implementing previously announced price increases and cost reduction initiatives.  These conditions should lead to better comparisons as we move through the year; however, we do not expect meaningful sequential earnings improvement in the first quarter of 2006 due to seasonally lower volume, continued inflationary cost pressures, and the timing of certain employee benefit costs.

“The company faces critical challenges and opportunities as a result of dramatic shifts in the market that call for a profound change at Smurfit-Stone.  We recently announced key strategic initiatives to address market realities and are fully engaged in executing this plan. These initiatives include changes in key operating management positions, actions to drive lower costs in our manufacturing system and achieve specific cost and performance targets, and kicking off a customer-focused approach to the marketplace that should provide the foundation for long-term improvement in our results.”

Smurfit-Stone management will discuss results via live webcast, including a slide presentation, at 8:00 a.m. CT (9:00 a.m. ET) on January 25.  The webcast will be archived to the company’s website, www.smurfit-stone.com.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 240 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 33,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2005					2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales.	$2,093	$2,153	$2,103	$2,047	$8,396	$1,942	$2,038	$2,165	$2,146	$8,291

Income (loss) from operations	$61	$93	$(245)	$(76)	$(167)	$(23)	$63	$149	$74	$263

Net income (loss) available to common stockholders.	$(19)	$1	$(229)	$(92)	$(339)	$(66)	$(10)	$28	$(9)	$(57)

Diluted earnings (loss) per common share.	$(0.07)	$—	$(0.90)	$(0.36)	$(1.33)	$(0.26)	$(0.04)	$0.11	$(0.04)	$(0.23)

Total reported debt	$4,633	$4,579	$4,543	$4,571	$4,571	$4,879	$4,869	$4,788	$4,498	$4,498

Capital expenditures	$66	$73	$62	$75	$276	$42	$39	$58	$80	$219

Pension contributions	$47	$45	$48	$34	$174	$44	$44	$61	$28	$177

	Three Months Ended December 31,					Year Ended December 31,
	Containerboard					Containerboard
	& Corrugated	Consumer	Other			& Corrugated	Consumer	Other
	Containers	Packaging	Operations	Other	Total	Containers	Packaging	Operations	Other	Total

2005 Segment Results
Revenues.	$1,544	$420	$83		$2,047	$6,359	$1,663	$374		$8,396
Segment profit (loss)	$(5)	$20	$3	$(180)	$(162)	$183	$83	$19	$(819)	$(534)

2004 Segment Results
Revenues	$1,636	$409	$101		$2,146	$6,247	$1,656	$388		$8,291
Segment profit (loss)	$126	$17	$7	$(186)	$(36)	$314	$81	$28	$(532)	$(109)

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2005				2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (containerboard only)	87.9%	92.0%	93.6%	97.3%	91.5%	94.8%	94.9%	94.2%

North American Containerboard Production - M Tons	1,751	1,852	1,799	1,813	1,790	1,858	1,903	1,887
Year over Year Avg. Domestic Linerboard Price Change	25.2%	15.7%	-7.4%	-10.1%
Sequential Avg. Domestic Linerboard Price Change	-0.1%	-0.3%	-8.3%	-1.2%

Pulp Production - M Tons	141	139	145	138	128	146	138	137
SBS/Bleached Board Production - M Tons.	65	72	76	70	60	74	70	72
Kraft Paper Production - M Tons.	52	50	48	54	74	72	54	59

Corrugated Containers
North American Shipments - BSF *.	19.5	20.3	20.5	20.0	20.0	20.5	20.5	19.9
Per Day North American Shipments - MMSF *	314.9	317.3	320.4	333.2	317.4	325.7	320.6	325.6
Year over Year Avg. Corrugated Price Change.	9.4%	7.3%	-1.6%	-5.5%
Sequential Avg. Corrugated Price Change.	0.4%	-1.0%	-3.4%	-1.5%

Consumer Packaging Segment

Coated Boxboard Production - M Tons	138	136	144	138	141	140	140	139

Folding Carton Shipments - M Tons	124	131	138	130	128	124	134	131

Multiwall Bag Shipments - MM Bags	270	280	280	282	282	291	295	289

Other Operations

Fiber Reclaimed and Brokered - M tons	1,636	1,661	1,605	1,599	1,616	1,609	1,632	1,685

*Excludes intercompany shipments for all periods presented.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5	$6
Receivables, net	224	254
Retained interest in receivables sold (Note 1).	139	158
Inventories	734	786
Deferred income taxes	142
Prepaid expenses and other current assets.	82	60
Total current assets	1,184	1,406

Net property, plant and equipment	4,245	4,638
Timberland, less timber depletion	44	44
Goodwill	3,309	3,301
Other assets.	332	336

	$9,114	$9,725

Liabilities and Stockholders' Equity

Current liabilities
Current maturities of long-term debt	$35	$19
Accounts payable.	654	604
Accrued compensation and payroll taxes	186	191
Interest payable.	97	95
Income taxes payable.	17
Current deferred taxes.	15
Other current liabilities	184	207
Total current liabilities	1,188	1,116

Long-term debt, less current maturities	4,536	4,479
Other long-term liabilities	1,123	1,048
Deferred income taxes	385	823

Stockholders' equity
Preferred stock	89	85
Common stock	3	3
Additional paid-in capital	4,009	3,992
Retained earnings (deficit)	(1,846)	(1,507)
Accumulated other comprehensive income (loss)	(373)	(314)
Total stockholders' equity	1,882	2,259

	$9,114	$9,725

Note 1:        At December 31, 2005 and 2004, $592 million and $624 million, respectively, of receivables had been sold under two accounts receivable programs, of which the company retained a subordinated interest. The off-balance sheet Stone Receivables Corporation debt and funding received from the Canadian accounts receivable program totaled $472 million and $451 million, respectively as of those dates. See our Annual Report on Form 10-K for the year ended December 31, 2004 for further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales.	$2,047	$2,146	$8,396	$8,291
Costs and expenses
Cost of goods sold.	1,869	1,815	7,434	7,176
Selling and administrative expenses.	230	189	807	770
Restructuring charges (income).	24	(1)	321	16
Asset impairment charge.	73	73
Loss (gain) on sale of assets.		(4)	1	(7)
Income (loss) from operations	(76)	74	(167)	263
Other income (expense)
Interest expense, net	(85)	(85)	(346)	(343)
Loss from early extinguishment of debt	(12)	(11)
Other, net (Note 1)	(1)	(13)	(21)	(18)
Loss before income taxes	(162)	(36)	(534)	(109)
Benefit from income taxes	73	29	207	63
Net loss	(89)	(7)	(327)	(46)
Preferred stock dividends and accretion	(3)	(2)	(12)	(11)
Net loss available to common stockholders	$(92)	$(9)	$(339)	$(57)

Basic and diluted earnings per common share
Net loss available to common stockholders.	$(0.36)	$(0.04)	$(1.33)	$(0.23)

Weighted average shares outstanding.	255	254	255	253

Note 1:          2005 includes non-cash foreign currency gains of $3 million for the 4th quarter and losses of $9 million year-to-date

2004 includes non-cash foreign currency losses of $13 million for the 4th quarter and $22 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Twelve Months Ended
	December 31,
	2005	2004
	(Unaudited)
Cash flows from operating activities
Net loss	$(327)	$(46)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss from early extinguishment of debt	11
Depreciation, depletion and amortization	408	416
Amortization of deferred debt issuance costs	9	11
Deferred income taxes	(233)	(80)
Pension and postretirement benefits	(44)	(48)
Non-cash foreign currency losses.	9	22
Non-cash impairment and restructuring charges.	267	80
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables.	48	(99)
Inventories	39	(50)
Prepaid expenses and other current assets	5	(18)
Accounts payable and accrued liabilities	28	64
Interest payable	3	(4)
Income tax benefit on exercise of employee stock options	8
Other, net.	9	6

Net cash provided by operating activities	221	273

Cash flows from investing activities
Expenditures for property, plant and equipment.	(276)	(219)
Proceeds from property and timberland disposals and sale of businesses	8	32
Payments on acquisitions, net of cash received	(9)	(13)

Net cash used for investing activities	(277)	(200)

Cash flows from financing activities
Proceeds from long-term debt	162	1,480
Net repayments of debt	(93)	(1,615)
Net repayments under accounts receivable securitization program	(177)
Net proceeds from sale of receivables	203
Preferred dividends paid.	(8)	(8)
Proceeds from exercise of stock options	1	54
Deferred debt issuance costs	(7)	(16)

Net cash provided by (used for) financing activities	55	(79)

Decrease in cash and cash equivalents.	(1)	(6)
Cash and cash equivalents
Beginning of period	6	12

End of period	$5	$6

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net loss	$(89)	$(7)	$(327)	$(46)
Benefit from income taxes	(73)	(29)	(207)	(63)
Interest expense, net.	85	85	346	343
Depreciation, depletion and amortization	100	103	408	416
EBITDA (Note 1)	23	152	220	650
Loss on early extinguishment of debt	—	12	—	11
Impairment charge	—	73	—	73
Receivables discount expense	5	4	18	7
Restructuring charges	24	(1)	321	16
Non-cash foreign exchange (gain) loss	(3)	13	9	22
Litigation settlements, net	36	3	36	3
(Gain)/loss on sale of assets	—	(4)	1	(7)
Adjusted EBITDA (Note 1)	$85	$252	$605	$775

Note 1:          "EBITDA" is defined as net loss before benefit from income taxes, interest expense, net and depreciation, depletion and amortization.  "Adjusted EBITDA" is defined as EBITDA adjusted as indicated above.  EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to use because of our highly leveraged position.  They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented.  EBITDA and Adjusted EBITDA are not measurements under US generally accepted accounting principles and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.